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                                                                    Exhibit 99.1


DANIELSON HOLDING CORPORATION
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767 THIRD AVENUE  . NEW YORK, NY 10017-2023
Tel: 212-888-0347 . Fax: 212 888-6704

                                                           FOR IMMEDIATE RELEASE
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                                                     Contact: C. Kirk Rhein, Jr.
                                             President & Chief Executive Officer
                                                                    212/888-0347


             DANIELSON HOLDING TO ACQUIRE MIDLAND FINANCIAL GROUP
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New York City - February 27, 1996

Danielson Holding Corporation (DHC-AMEX) announced today that it has entered into a merger agreement pursuant to which Danielson will acquire all of the outstanding stock of Midland Financial Group, Inc. (MDLD-NASDAQ) in a merger transaction. The purchase price will be 1.6 times the 1995 year-end book value of Midland (or a purchase price of $14.50 per Midland share, based upon Midland's current estimated year-end book value of approximately $9.06 per share). As part of the transaction, Danielson will make a $30 million capital contribution to Midland at the closing.

The consideration to be received by the Midland shareholders will be paid 50% in cash,40% in DHC non-convertible preferred stock having a market dividend rate, and 10% in DHC common stock to be valued based upon a trading average prior to the closing date. Danielson will finance the cash portion of the purchase price and the $30 million capital contribution with the net proceeds of an underwritten public offering of DHC common stock to raise approximately $80 million, which will close concurrently with the acquisition. The DHC public offering will be made as soon as possible and currently is anticipated to occur during the second quarter of 1996.

Midland is engaged primarily in non-standard automobile insurance and related activities in 16 states located primarily in the southern and western United States. Danielson anticipates that operating management of Midland will remain with the business following the merger.

Mr. C. Kirk Rhein, Jr., President and Chief Executive Officer of Danielson, stated: "We believe that both Midland and Danielson will benefit from operating synergies and efficiencies between our businesses and operations. Danielson anticipates that the transaction will have many positive effects for the acquired company, including particularly providing support for Midland's Best's rating at the time of closing. In addition, we believe that the availability of Danielson's $1.4 billion net operating tax loss carryforward will enable Midland to enhance its results through a shift in its investment portfolio to higher yielding instruments, as well as by offsetting Midland's

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pre-tax operating income. We currently contemplate that Danielson will make a positive accounting adjustment to our stockholders' equity at the closing of the transaction to recognize a portion of our net operating loss carryforward."

The closing of the transaction is subject to various conditions, including approvals by the shareholders of both companies, the receipt of regulatory approvals, and financing. No assurance can be given that the conditions to the transaction can be satisfied or that the transaction will be completed. The public offering to be made by Danielson in connection with the merger transaction will be made after receipt of shareholder approval of the transaction and will be made only by means of a prospectus.

Danielson Holding Corporation is an American Stock Exchange listed company, engaging in financial services businesses through its subsidiaries, including insurance and trust and investment services.

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